EXHIBIT 10.1

                               FIRST AMENDMENT TO
          AMENDED AND RESTATED REVOLVING CREDIT AND SECURITY AGREEMENT

      THIS FIRST AMENDMENT TO AMENDED AND RESTATED REVOLVING CREDIT AND SECURITY AGREEMENT ("Amendment"), dated as of June 25, 2004, is by and among ROBOTIC VISION SYSTEMS, INC., a corporation organized under the laws of the State of Delaware ("Borrower"), RVSI INVESTORS, L.L.C., a limited liability company organized under the laws of the State of Delaware ("RI") and the other lenders which are now or which hereafter become a party to the Credit Agreement referred to below (collectively, "Lenders" and individually a "Lender") and PNC BANK, NATIONAL ASSOCIATION ("PNC"), as agent for Lenders (PNC, in such capacity, "Agent").

                                    RECITALS

      A. Agent, Lender and Borrower entered into a certain Amended and Restated Revolving Credit and Security Agreement dated as of November 26, 2003, as same may be amended, restated or replaced from time to time (the "Credit Agreement"), pursuant to which Lender agreed to extend financial accommodations to Borrower as described therein.

      B. Borrower has requested and Agent and Lender have agreed to amend the Credit Agreement as provided herein.

      NOW, THEREFORE, for and in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1. DEFINITIONS. All capitalized terms used herein and not otherwise defined shall have the meanings provided for in the Credit Agreement.

      2. AMENDMENT. Upon satisfaction of the conditions precedent set forth in
Section 3 of this Amendment, the Credit Agreement is hereby amended as follows:

            2.1 Section 1 of the Credit Agreement is hereby amended as follows:

                  (a) The following definition is hereby added as follows:

                        "Additional Maximum Non-Guaranteed Revolving Advance Amount" at any time shall mean an amount equal to the aggregate amount of gross cash proceeds ("Sale Proceeds") of all sales of Common Stock received by Borrower on or before July 31, 2004 at a per share sales price equal to or greater than $2.00 per share (after taking into account the value of any and all warrants or other rights, if any, issued by Borrower in favor of the purchaser of such Common Stock), up to $2,000,000. All Sale Proceeds shall be delivered to Agent immediately upon receipt by Borrower and such proceeds shall be applied as follows: first, to ratably repay interest due in respect of the Revolving Advances, to be distributed

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                        to each Lender pro rata according to the applicable
                        Commitment Percentage of such Lender; second, to ratably repay principal due in respect of the Revolving Advances, to be distributed to each Lender pro rata according to the applicable Commitment Percentage of such Lender; and third, to any other Obligation until paid in full.

                  (b) The definition of "Indebtedness" is hereby restated in its entirety to read as follows:

                        "Indebtedness" of a Person at a particular date shall mean all obligations of such Person which in accordance with GAAP would be classified upon a balance sheet as liabilities (except capital stock and surplus earned or otherwise) and in any event, without limitation by reason of enumeration, shall include all indebtedness, debt and other similar monetary obligations of such Person whether direct, contingent or guaranteed, all premiums, if any, which are currently due with respect to such indebtedness and any cash payments or other amounts payable in connection with such indebtedness and all indebtedness secured by a Lien on assets owned by such Person, whether or not such indebtedness actually shall have been created, assumed or incurred by such Person. Any indebtedness of such Person resulting from the acquisition by such Person of any assets subject to any Lien shall be deemed, for the purposes hereof, to be the equivalent of the creation, assumption and incurring of the indebtedness secured thereby, whether or not actually so created, assumed or incurred.

                  (c) The definition of "Lien" is hereby restated in its
            entirety to read as follows:

                        "Lien" shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, security interest, lien (whether statutory or otherwise), Charge, claim, option, reservation, right of way, easement or defect of any kind or preference, or priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including, without limitation, any conditional sale or other title retention agreement, any exclusive license, any easement, right of way or other encumbrance relating to real property, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.


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

                  (d) The definition of "Maximum Loan Amount" is hereby restated
            in its entirety to read as follows:

                        "Maximum Loan Amount" shall mean an amount up to $16,000,000 plus the unpaid amount of the Aggregate Capitalized Interest, if any, less the amount of any permanent reductions of the Maximum Non-Guaranteed Revolving Advance Amount or the Maximum Export-Related Revolving Advance Amount pursuant to Section 2.14 hereof.

                  (e) The definition of "Maximum Non-Guaranteed Revolving
            Advance Amount" is hereby restated in its entirety to read as follows:

                        "Maximum Non-Guaranteed Revolving Advance Amount" at any time shall mean $4,000,000, plus the Additional Maximum Non-Guaranteed Revolving Advance Amount, plus the unpaid amount of the Aggregate Capitalized Interest, if any, less the then outstanding Non-Guaranteed Letter of Credit Usage, subject to the permanent reductions to the Maximum Non-Guaranteed Revolving Advance Amount pursuant to Section 2.14 hereof.

                  (f) The definition of "Pro Rata Share" is hereby restated in its entirety to read as follows:

                        "Pro Rata Share" shall mean, (a) with respect to EXIM, a fraction (expressed as a percentage), the numerator of which is the amount of Borrower's aggregate export sales and the denominator of which is Borrower's aggregate export and non-export sales, each as calculated for the then-current calendar month and each of the five (5) immediately preceding calendar months and (b) with respect to Lenders, a fraction (expressed as a percentage), the numerator of which is the amount of Borrower's aggregate non-export sales and the denominator of which is Borrower's aggregate export and non-export sales, each as calculated for the then-current calendar month and each of the five (5) immediately preceding calendar months.

                  (g) The definition of "Registration Rights Agreement" is
            hereby reinstated in its entirety to read as follows:

                        "Registration Rights Agreement" shall mean (i) that certain Registration Rights Agreement dated November 26, 2003 between Borrower and RI, as amended, restated or otherwise modified from time to time, and (ii) that certain Registration Rights Agreement dated June 25, 2004 between Borrower and RI, as amended, restated or otherwise modified from time to time.

                  (h) The following definition is hereby added as follows:

                        "SEG" shall mean Borrower's Semiconductor Equipment Group line of business.


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

            2.2 Section 2.1(a) is hereby restated in its entirety to read as follows:

                  2.1 (a) Non-Guaranteed Revolving Advances. Subject to the
            terms and conditions set forth in this Agreement, each Lender, severally and not jointly, will make loans (the "Non-Guaranteed Revolving Advances") to Borrower in aggregate amounts outstanding at any time equal to such Lender's Commitment Percentage of the lesser of (x) the Maximum Non-Guaranteed Revolving Advance Amount or (y) an amount equal to the sum of:

                        (i) up to 85% of the value of all Eligible Receivables
                  other than EXIM Bank Guaranteed Receivables to the extent that the Export-Related Revolving Advances have not been permanently terminated; plus

                        (ii) the amount by which the sum of Sections
                  2.2(a)(y)(i), (ii) and (iii)(without taking into account the $10,000,000 limitation set forth in Section 2.2(a)(y)(iii)) exceeds $10,000,000; plus

                        (iii) $1,500,000, minus

                        (iv) the outstanding Non-Guaranteed Letter of Credit
                  Usage, minus

                        (v) such other reserves as Agent in good faith may
                  reasonably deem proper and necessary from time to time.

                  The amount derived from (x) the sum of Sections
            2.1(a)(y)(i),(ii) and (iii), minus (y) the sum of Sections 2.1(a)(y)(iv) and (v) at any time and from time to time shall be referred to as the "Non-Guaranteed Formula Amount". The Non-Guaranteed Revolving Advances shall be evidenced by one or more secured promissory notes (collectively, as each may be amended, restated, modified and/or replaced from time to time, the "Non-Guaranteed Revolving Notes") substantially in the form attached hereto as Exhibit 2.1(a).

            2.3 Section 2.14 is hereby restated in its entirety to read as follows:

                  2.14 Reductions of the Revolving Credit; Optional Prepayments;
            Mandatory Prepayments

                        (a) Borrower may at any time and from time to time, upon
                  not less than ten (10) Business Days' written notice to Agent, elect to reduce permanently and terminate the Maximum Non-Guaranteed Revolving Advance Amount without premium or penalty in whole or in part (except for the Termination Fee), provided that (i) any such partial reductions shall be in a minimum


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

                  amount of $500,000, in integral multiples of $500,000, (ii) for any partial reductions or terminations, Borrower contemporaneously therewith permanently reduces and terminates the Maximum Export-Related Revolving Advance Amount in an amount equal to the Pro Rata Share, (iii) and provided, further, that any amounts so terminated may not be reinstated. In connection with any such reduction, Borrower shall pay to Agent the principal amount of the Non-Guaranteed Revolving Advances or the Maximum Export-Related Advance Amount, as the case may be, to the extent subject to reduction, together with all accrued but unpaid interest on such amounts to the date of prepayment, and all other amounts payable with respect to such amounts, if any, to the date of prepayment, including the Termination Fee.

                        (b) Intentionally Omitted.

                        (c) When Borrower sells or otherwise disposes of any
                  Collateral (other than sales or dispositions permitted under Section 7.1(b) hereof) in any single transaction or series of related transactions, the net proceeds of such sale (i.e., gross proceeds less the reasonable costs of such sales or other dispositions) shall be delivered promptly to Agent but in no event more than one (1) Business Day following receipt of such net proceeds, and until the date of payment, such proceeds shall be held in trust for Agent, and such proceeds shall be applied as follows: first, to ratably repay interest due in respect of the Revolving Advances, to be distributed to each Lender pro rata according to the applicable Commitment Percentage of such Lender; second, to ratably repay principal due in respect of the Revolving Advances, to be distributed to each Lender pro rata according to the applicable Commitment Percentage of such Lender; and third, to any other Obligation until paid in full. Upon application of the proceeds described above, the applicable Maximum Non-Guaranteed Revolving Advance Amount and the Maximum Guaranteed Revolving Advance Amount shall be permanently reduced in an amount equal to the applicable Pro Rata Share. Nothing herein shall be deemed to be implied consent to any such sale otherwise prohibited by the terms and conditions hereof.

            2.4 Section 4.2(b) is hereby restated in its entirety to read as follows:

                  (b) Borrower shall (i) promptly notify Agent in writing upon acquiring or otherwise obtaining any Collateral after the date hereof consisting of Deposit Accounts, Investment Property, Letter-of-Credit Rights, Tangible Chattel Paper (excluding any checks or other items of payment) or Electronic Chattel Paper (excluding any wire transfers, automated clearing house electronic funds transfers or depository transfer


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

                  checks) (as such terms are defined from time to time in the
                  UCC) each having a value in excess of One Hundred Thousand Dollars ($100,000) and, upon the request of Agent, promptly execute such other documents, and do such other acts or things deemed appropriate by Agent to deliver to Agent control with respect to such Collateral; (ii) promptly notify Agent in writing upon acquiring or otherwise obtaining any Collateral after the date hereof consisting of Documents or Instruments and, upon the request of Agent, promptly execute such other documents, and do such other acts or things deemed appropriate by Agent to deliver to Agent possession of such Documents which are negotiable and Instruments, and, with respect to nonnegotiable Documents, to have such nonnegotiable Documents issued in the name of Agent; (iii) with respect to Collateral in the possession of a third party, other than Certificated Securities and Goods covered by a Document, obtain an acknowledgment from the third party that it is holding the Collateral for the benefit of Agent; (iv) promptly notify Agent in writing upon incurring or otherwise obtaining a Commercial Tort Claim having a value in excess of $250,000 after the date hereof against any third party, of the details thereof in the form of an amendment to Schedule 5.2(c) hereto, and do such other acts or things deemed appropriate by Agent to give Agent a security interest in such Commercial Tort Claim; (v) not change its state of incorporation or organization or type of organization; and (vi) not change its legal name without providing Agent with at least 30 days' prior written notice.

            2.5 Section 6.6 is hereby restated in its entirety to read as follows:

                        6.6 Fixed Charge Coverage Ratio. Maintain during each
                  period consisting of four (4) consecutive fiscal quarters of Borrower on a consolidated basis a Fixed Charge Coverage Ratio for the period ending on each of the dates set forth below not less than the ratio set forth opposite such period end date:

                                     Period End Date              Coverage Ratio
                             ---------------------------------------------------
                             March 30, 2004                    -       (2.5)
                             June 30, 2004                     -       (4.5)
                             September 30, 2004                -       (1.0)
                             December 31, 2004                 -       1.00
                             March 30, 2005                    -       1.50
                             June 30, 2005                     -       1.50
                             September 30, 2005                -       2.00
                             December 31, 2005 and thereafter  -       2.00

                  Notwithstanding the foregoing, for the period ending December 31, 2003, the Fixed Charge Coverage Ratio shall be calculated for the fiscal quarter ending on such date rather than on the prior four fiscal quarters, for the period ending March 30, 2004, the Fixed Charge Coverage Ratio shall be


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

                  calculated for period of two (2) consecutive fiscal quarters ending on such date rather than on the prior four fiscal quarters, and for the period ending June 30, 2004, the Fixed Charge Coverage Ratio shall be calculated for period of three
                  (3) consecutive fiscal quarters ending on such date rather than on the prior four fiscal quarters.

            2.6 The following section is hereby inserted as Section 6.14:

                  6.14 Sale of SEG. Borrower shall use its best efforts to sell or cause the sale of SEG as soon as practicable and the net proceeds of such sale shall be applied in accordance with the provisions of
            Section 2.14 hereof. The foregoing shall not be deemed to be implied consent by Agent or any Lender to any such sale of SEG.

            2.7 Section 7.1 (b) is hereby restated in its entirety to read as follows:

                  (b) Sell, lease, transfer or otherwise dispose of any of its material properties or assets, except for (i) sales of Inventory in the ordinary course of its business, (ii) nonexclusive licenses of intangible assets and (iii) sales or dispositions of obsolete or unnecessary Equipment or Inventory; or

            2.8 Section 7.4 is hereby restated in its entirety to read as follows:

                  7.4 Investments. Purchase or acquire obligations or stock of, or any other interest in, any Person (such purchases or acquisitions collectively, "Investments"), except (a) obligations issued or guaranteed by the United States of America or any agency thereof,
            (b) commercial paper with maturities of not more than 180 days and a published rating of not less than A-1 or P-1 (or the equivalent rating), (c) certificates of deposit and bankers' acceptances having maturities of not more than 180 days and repurchase agreements backed by United States government securities of a commercial bank if (i) such bank has a combined capital and surplus of at least $500,000,000, or (ii) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency, (d) U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof, (e) Investments in Foreign Subsidiaries in an aggregate amount at all times for Borrower not to exceed $1,000,000 in any single calendar year, (f) as set forth on Schedule 7.4 and
            (g) Investments in addition to the Investments otherwise permitted hereunder not to exceed $25,000 in the aggregate.

            2.9 Section 7.8 is hereby restated in its entirety to read as follows:

                  7.8 Indebtedness. Create, incur, assume or suffer to exist any
            Indebtedness (exclusive of trade debt) except in respect of (a) the


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

            Obligations owing to Lenders, (b) Indebtedness incurred for capital expenditures permitted under Section 7.6 hereof, (c) Indebtedness existing on the Closing Date and listed on Schedule 7.8 hereto, (f) guarantees permitted under Section 7.3 hereof, (g) Indebtedness on account of Current Liabilities (other than for money borrowed) incurred in the normal and ordinary course of business, (h) Indebtedness in an amount not to exceed $556,630 representing increases of principal amounts owing under certain promissory notes issued by Borrower in favor of former shareholders of Auto Image ID, Inc., in connection with Borrower's acquisition of such company and identified on Schedule 7.8 hereto, and (i) unsecured Indebtedness in addition to the Indebtedness otherwise permitted hereunder not to exceed $200,000 in the aggregate.

            2.10 Section 10.5 is hereby restated in its entirety to read as follows:

                  10.5 Borrower fails or neglects to perform, keep or observe any term, provision, condition or covenant herein contained (other than those listed in Sections 6.5, 6.6, 10.1, 10.3 and 10.6 or
            Article IX), or contained in any Other Documents or any other agreement or arrangement, now or hereafter entered into between Borrower and Agent or any Lender, and the same shall remain unremedied for fifteen (15) days after notice to Borrower from Agent of the occurrence of such failure or neglect;

            2.11 Section 13.1 is hereby restated in its entirety to read as follows:

                  13.1 Term. Unless sooner terminated as herein provided, this
            Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of Borrower, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until the earlier to occur of (i) November 30, 2005 or (ii) the closing of the sale of SEG (the "Termination Date"). Borrower may terminate this Agreement at any time upon ninety (90) days' prior written notice upon payment in full of the Obligations and any applicable prepayment fees set forth in Section 2.14 herein.

            2.12 The following Schedules are hereby restated in their entirety as set forth below:

                  (a) Schedule 4.5 in the form attached hereto as Exhibit C.

                  (b) Schedule 4.19 in the form attached hereto as Exhibit D.

                  (c) Schedule 5.2(a) in the form attached hereto as Exhibit E.

                  (d) Schedule 5.2(c) in the form attached hereto as Exhibit F.

                  (e) Schedule 5.2(d) in the form attached hereto as Exhibit G.


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

                  (f) Schedule 5.4 in the form attached hereto as Exhibit H.

                  (g) Schedule 5.8(b) in the form attached hereto as Exhibit I.

                  (h) Schedule 5.8(d) in the form attached hereto as Exhibit J.

                  (i) Schedule 5.11(a) in the form attached hereto as Exhibit K.

                  (j) Schedule 5.11(b) in the form attached hereto as Exhibit L.

                  (k) Schedule 7.4 in the form attached hereto as Exhibit M.

      3. CONDITIONS PRECEDENT. The amendments set forth in Section 2 above shall be effective upon the execution and delivery of this Amendment by Borrower, Agent and Lender and the delivery to Agent of the following, all in form and substance acceptable to Agent and Lender:

                  (a) required third party consents, including that of Agent and the Export-Import Bank of the United States ("EXIM");

                  (b) all outstanding landlord waivers (including the location at 180 Oser Avenue, Hauppauge, New York) to have been delivered to Agent in connection with the Credit Agreement, or, in the alternative, the establishment of adequate reserves in a manner satisfactory to Agent and Lender;

                  (c) a warrant in favor of RI for an aggregate 450,000 shares of Borrower's Common Stock in the form attached as Exhibit A hereto;

                  (d) Amended and Restated Non-Guaranteed Revolving Credit Note
            in the form attached as Exhibit B hereto;

                  (e) Registration Rights Agreement between Borrower and RI
            dated as of even date herewith;

                  (f) control agreements for all Borrower depository accounts held at financial institutions other than those held with Agent;

                  (g) opinion of Borrower's outside counsel;

                  (h) Reaffirmation of that certain Subordination, Forbearance and Waiver of Offset Rights Agreement dated April 11, 2003 executed by Pat V. Costa and Borrower; and

                  (i) such other documents as Agent and Lender may reasonably request.

      4. TERMINATION OF NOVEMBER 26, 2003 SIDE LETTER. Borrower by its execution hereof acknowledges and agrees that the letter agreement dated November 26, 2003 entered into by and between Borrower, Agent and Lender providing for a one-year extension of


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the Termination Date and an increase in capital expenditures is hereby terminated and is of no further force or effect.

      5. EXPENSES. Borrower shall pay all fees, costs and expenses incurred by, or charged by Agent, Lender and EXIM in connection with this Amendment and the agreements, documents and other items contemplated hereunder.

      6. REAFFIRMATION OF GRANTS OF SECURITY INTERESTS. Borrower heretofore or hereafter expressly acknowledges and agrees that all collateral, security interests, liens, pledges and mortgages heretofore or hereafter granted to Agent and Lender including, without limitation, such collateral, security interests, liens, pledges and mortgages granted under the Credit Agreement and all supplements thereto, or any of the Other Documents and all supplements thereto, extend to and secure all of the obligations of Borrower to Agent and Lender, now existing or hereafter arising including, without limitation, those arising in connection with the Credit Agreement, as amended by this Amendment, upon the terms set forth in such agreements, all of which security interests, liens, pledges and mortgages are hereby ratified, reaffirmed, confirmed and approved.

      7. MISCELLANEOUS.

            7.1 Limited Nature of Amendment. The parties hereto acknowledge and agree that the terms and provisions of this Amendment amend, add to and constitute a part of the Credit Agreement. Except as expressly waived or modified and amended by the terms of this Amendment, all of the other terms and conditions of the Credit Agreement and all documents executed in connection therewith or referred to or incorporated therein remain in full force and effect and are hereby ratified, reaffirmed, confirmed and approved.

            7.2 Conflict. If there is an express conflict between the terms of this Amendment and the terms of the Credit Agreement, or any of the other agreements or documents executed in connection therewith or referred to or incorporated therein, the terms of this Amendment shall govern and control.

            7.3 Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original.

            7.4 Representations and Warranties. Borrower represents and warrants to Agent and Lender as follows: (A) Borrower has all necessary corporate power and authority to execute and deliver this Amendment and perform its obligations hereunder; (B) this Amendment and the Credit Agreement, as amended hereby, constitute the legal, valid and binding obligations of Borrower and are enforceable against Borrower in accordance with their terms; and (C) all representations and warranties of Borrower in all contained in the Credit Agreement, the Other Documents and all other agreements, instruments and other writings relating thereto are true and complete in all material respects as of the date hereof.

            7.5 Release and Waiver. Borrower hereby acknowledges and agrees that it has no defenses, offsets, recoupment, claims or counterclaims against or with respect to


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

      Agent or any Lender or against the enforcement of the Credit Agreement or any of the Other Documents, as modified hereby, and that the Agent and each Lender have not waived any of their respective rights or remedies under any such documents (individually and collectively "Defenses"). Borrower hereby forever releases and discharges each Released Party (defined below), jointly and severally, from any and all claims, demands, controversies, actions, causes of action, obligations, liabilities, costs, expenses, fees (including attorneys' and other professionals' fees, costs and expenses), and damages of whatsoever character, nature and kind, at law or in equity, which Borrower may now have against the Released Parties, or any of them, or which Borrower ever had, or which Borrower, its respective representatives, successors or assigns hereafter can, shall or may have, arising from or related in any way to the Credit Agreement, this Amendment or any of the Other Documents, or for, upon, or by reason of any other matter, cause or thing whatsoever, whether or not related in any way to the Credit Agreement, this Amendment or any of the Other Documents, arising or relating to the period prior to the date hereof (individually and collectively "Liabilities"). It is the intention of the parties hereto that the foregoing acknowledgment and release shall be effective as a bar to all Defenses and Liabilities, past and present, known and unknown, suspected and unsuspected arising from or in any way related to any act or omission) of any kind whatsoever, by any Released Party in any capacity whatsoever, occurring or commencing prior to the date hereof, including without limitation any act or omission, or series of similar or related acts or omissions, commencing prior to the date hereof and continuing after the date hereof. "Released Party" means (i) Agent, (ii) each Lender, (iii) each direct and indirect member of each Lender, (iv) each direct and indirect affiliate of Agent, each Lender and each direct and indirect member of each Lender, (v) each officer, director, member, partner, equity owner, agent, servant, employee, attorney and other representative of each of the Released Parties identified in clauses (i) through (iv) of this sentence, and (vi) each successor and assign of each Released Party.

            7.6 Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws (as opposed to conflicts of law provisions) of the State of New York.

                            [SIGNATURE PAGE FOLLOWS]


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      IN WITNESS WHEREOF, each of the parties has signed this Amendment as of the day and year first above written.

                                        BORROWER:

                                        ROBOTIC VISION SYSTEMS, INC.

                                        By:    /s/ Jeffrey P. Lucas
                                           -------------------------------
                                        Name:  Jeffrey P. Lucas
                                        Title: Chief Financial Officer


                                        AGENT:

                                        PNC BANK, NATIONAL ASSOCIATION, as Agent

                                        By:    /s/ Patrick McConnell
                                           -------------------------------
                                        Name:  Patrick McConnell
                                        Title: Vice President


                                        LENDER:

                                        RVSI INVESTORS, L.L.C., as Lender

                                        By:    EGI-FUND (02-04) INVESTORS,
                                               L.L.C., its Managing Member

                                               By:    /s/ William C. Pate
                                                  ------------------------------
                                               Name:  William C. Pate
                                               Title: Vice President